EXHIBIT 1A-12 OPINION RE LEGALITY

Re: Compliance with Securities Laws – Tier 1 Regulation A Offering

Note: Tier 1 does not explicitly mandate a formal legal opinion from counsel to be included in the filing.

I have acted as counsel to the Company, a corporation incorporated under the laws of the State of Florida, in connection with the filing of the Offering Statement under Regulation A of the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission relating to the proposed offering by the Company (the “Offering”) of up to 500,000 shares (the “Shares”) of common stock, $0.00 par value, of the Company.

Tier 1 does not explicitly mandate a formal legal opinion from counsel to be included in the filing.

In connection with the foregoing, we have examined such corporate records, documents, certificates, and other instruments as we have deemed necessary or advisable for the purposes of this opinion, including, but not limited to, the following:

1.	The Certificate of Incorporation and Bylaws of the Issuer, each as amended to date;
2.	The resolutions adopted by the Board of Directors of the Issuer approving the Offering;
3.	The Offering Statement on Form 1-A as filed with the SEC; and
4.	Such other documents, instruments, and certificates of public officials and officers of the Issuer as we have deemed necessary or advisable for the purposes of this opinion.

I have also examined such other certificates of public officials, such certificates of executive officers of the Company and such other records, agreements, documents and instruments as we have deemed relevant and necessary as a basis for the opinion hereafter set forth.

In such examination, we have assumed:  (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents and (v) that all records and other information made available to me by the Company on which I have relied are complete in all material respects.

As to all questions of fact material to this opinion, I have relied solely upon the above-referenced certificates or comparable documents and other documents delivered.

"Based on our review of the relevant laws and the Company's organizational documents, we are of the opinion that Voterite is duly organized and has the legal authority to conduct a public offering of securities pursuant to Tier 1 of Regulation A, subject to compliance with applicable state securities laws. Upon and subject to the foregoing, we are of the opinion that:

1.	The Issuer has the corporate power and authority to execute, deliver, and perform its obligations under the Offering documents.
2.	The Offering has been duly authorized by all necessary corporate action on the part of the Issuer.
3.	The resolutions of the Board of Directors of the Issuer approving the Offering are in full force and effect.

I am of the opinion that the Shares, when issued and delivered against payment therefor as described in the Offering Statement, will be validly issued, fully paid and non-assessable.

s/s James L. Kapsis

James L. Kapsis, CEO

20934 Concord Green Dr E.

Boca Raton Florida, 33433

Tel: 516 509-2609

Note: Before buying ownership in a company, investors should thoroughly research its corporate governance policies.